Exhibit 99.1A

NEWS COPY
FOR IMMEDIATE RELEASE

 INFORMATION CONTACT:
Dee Johnson
 (314) 719-1869

VIASYSTEMS ANNOUNCES STRONG THIRD QUARTER 2010 EARNINGS

ST. LOUIS, November 9, 2010 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced earnings for the third quarter ended September 30, 2010.

Highlights

•	Earnings per basic and diluted share increased to $0.51 for the quarter ended September 30, 2010, on approximately 20 million average shares outstanding.
•	Net sales grew to $259.3 million in the quarter, a sequential increase of $19.9 million, or 8.3%.
•	Operating income in the quarter improved to $25.8 million, or 9.9% of sales.
•	Adjusted EBITDA increased 13.6% sequentially to $41.9 million, or 16.2% of sales.
•	The book-to-bill ratio in the quarter was 1.02:1.

“Each of our end markets and each of our factories again reported stable-to-strong sequential and year-over-year sales performance in the quarter,” said David M. Sindelar, Chief Executive Officer. “Of course, high demand leads to a difficult cost environment, but we have so far been able to counter the adverse cost effects.”

“The pace of incoming orders in most of our markets did begin to slow late in the third quarter, and we are seeing that same pattern continue in the early part of the final quarter of 2010,” continued Mr. Sindelar. “Sustained strength of demand from our automotive sector customers has inspired us to launch portions of the capacity expansion plans we announced in September, while we are continuing to analyze the appropriate timing for initiation of other portions of those expansion plans.”

“While we maintain close contact with our customers, predictability of demand from most of our end markets remains limited. We also anticipate some government-mandated limitations on production in Southern China during November and December in connection with the Guangzhou 2010 Asian Games events,” said Sindelar.  “Together with the usual year-end holiday period slowdown in orders, I would expect to see our final quarter end with a slight sequential decline in sales, mixed with increased price sensitivity, all while being up substantially year over year in the quarter.”

Financial Results

The Company reported net sales of $259.3 million for the three months ended September 30, 2010, an 8.3% increase compared with the three months ended June 30, 2010, and a 114.2% year-over-year increase compared with net sales during the third quarter of 2009. While the year-over-year increase is attributable in part to the acquisition of Merix Corporation in mid-February 2010, the improved market conditions would have resulted in 45.0% year-over-year organic growth. The sequential $19.9 million growth resulted primarily from increased demand for the Company’s printed circuit boards and electro-mechanical solutions products along with the recent price increases in the printed circuit board products.

Operating income was $25.8 million, or 9.9% of sales, for the three months ended September 30, 2010. The third quarter’s operating income improved by $7.2 million, or 38.8%, compared with the second quarter ended June 30, 2010. Second quarter 2010 operating income included $3.2 million of acquisition-related expenses, severance and other costs resulting from synergy initiatives in connection with the merger of Merix with Viasystems, whereas similar charges in the quarter ended September 30, 2010 amounted to less than $0.1 million. However, third quarter non-cash charges for stock-based incentive compensation increased sequentially by approximately $1 million as a result of the equity incentive plan approved by stockholders at their annual meeting at the end of June 2010.

Adjusted EBITDA was $41.9 million, or 16.2% of sales, and increased by 13.6% compared with the second quarter ended June 30, 2010. Improved sequential Adjusted EBITDA of $4.9 million resulted from favorable effects of increased sales volume and pricing, partially offset by manufacturing cost and wage increases. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

Net income of $10.9 million for the three months ended September 30, 2010, of which $10.2 million was attributable to common stockholders, resulted in $0.51 earnings per basic and diluted share.

Segment Information

Net sales and operating income in the Company’s Printed Circuit Boards segment for the third quarter were $208.9 million and $23.6 million, respectively.  Compared with the immediately preceding quarter, sales grew $13.2 million, or 6.7%, and operating income improved by $5.3 million, or 29.0%, driven primarily by the strength of the Company’s PCB sales into the automotive and industrial and instrumentation markets.

Third quarter net sales and operating income of the Company’s Assembly segment were $50.4 million and $2.2 million, respectively. Net sales for the quarter increased sequentially by $6.7 million, or 15.4%, while operating income improved by $1.2 million, or 127.8%. The industrial and instrumentation end market and the telecom end market were the largest contributors to increased demand for the Company’s Electro-Mechanical Solutions products and services in the third quarter.

Cash and Working Capital

Cash and cash equivalents of $85.5 million on September 30, 2010 increased $5.4 million from the end of the prior quarter. Cash provided by operating activities of approximately $17.2 million during the three months ended September 30, 2010, together with $9.7 million proceeds from the sale of its vacant facility in Hong Kong, was used to i) fund approximately $16.5 million of capital expenditures in the quarter; ii) reduce previously outstanding debt by approximately $4.2 million; and iii) fund $0.8 million prior years’ dividends payable to our PRC joint venture partners. The Company’s working capital metrics at September 30, 2010 remained consistent with historical trends.

Pro Forma Combined Sales

Merix Corporation’s prior fiscal year ended on May 30, 2009. Pro forma combined sales of $178.9 million for the three-month period ended September 30, 2009 is composed of Viasystems’ sales for the three months ended September 30, 2009, plus Merix Corporation’s reported sales for the three months ended August 29, 2009.

Use of Non-GAAP Financial Measures

In addition to condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA.”

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the Company’s ability to service debt, and management considers it an appropriate measure to use because of the Company’s highly leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the Company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The Company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the Company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, stock compensation and costs associated with the acquisition of Merix.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 1:00 p.m. Eastern Time today, November 9, 2010. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing (877) 640-9867 (toll free) or (914) 495-8546.

A telephonic replay of the conference call will be available for one week at (800) 642-1687 or (706) 645-9291. Replay listeners should enter the conference ID 20725558. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 25, 2010 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,400 employees around the world serve more than 800 customers in the automotive, telecom, industrial and instrumentation, computer/datacom and military/aerospace end markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Net sales	$259,325	$239,411	$121,087
Operating Expenses:
Cost of goods sold, exclusive of items shown separately	198,117	182,954	96,101
Selling, general and administrative	20,536	20,591	10,456
Depreciation	14,426	14,437	12,538
Amortization	447	450	297
Restructuring and impairment	26	2,415	583
Operating income	25,773	18,564	1,112
Other expense (income):
Interest expense, net	7,323	7,424	8,181
Amortization of deferred financing costs	512	513	515
Loss on early extinguishment of debt	–	–	729
Other, net	1,033	(110)	133
Income (loss) before taxes	16,905	10,737	(8,446)
Income taxes	5,985	3,660	2,998
Net income (loss)	$10,920	$7,077	$(11,444)

Less:
Net income attributable to noncontrolling interest	$709	$537	$–
Accretion of Redeemable Class B Senior Convertible preferred stock	–	–	2,173
Conversion of Mandatory Redeemable Class A Junior preferred stock	–	–	–
Conversion of Redeemable Class B Senior Convertible preferred stock	–	–	–
Net income (loss) attributable to common stockholders	$10,211	$6,540	$(13,617)

Basic earnings (loss) per share	$0.51	$0.33	$(5.64)
Diluted earnings (loss) per share	$0.51	$0.33	$(5.64)
Basic weighted average shares outstanding	19,979,015	19,979,015	2,415,266
Diluted weighted average shares outstanding	19,979,260	19,982,252	2,415,266

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2010	June 30, 2010	December 31, 2009
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,465	$80,065	$108,993
Restricted cash	–	–	105,734
Accounts receivable, net	174,541	165,010	89,512
Inventories	94,051	83,971	49,197
Prepaid expenses and other	19,478	22,093	11,388
Property held for sale	2,640	12,379	–
Total current assets	376,175	363,518	364,824
Property, plant and equipment, net	266,186	264,299	199,044
Goodwill and other assets	118,502	119,589	93,370
Total assets	$760,863	$747,406	$657,238

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$13,657	$17,843	$118,207
Accounts payable	164,079	154,226	90,661
Accrued and other liabilities	67,210	73,524	42,348
Total current liabilities	244,946	245,593	251,216
Long-term debt, less current maturities	214,781	214,427	212,673
Other non-current liabilities	54,478	52,415	34,226
Mandatory redeemable Class A Junior preferred stock	–	–	118,836
Total liabilities	514,205	512,435	616,951

Redeemable Class B Senior Convertible preferred stock	–	–	98,327

Total stockholders’ equity (deficit)	246,658	234,971	(58,040)
Total liabilities and stockholders’ equity (deficit)	$760,863	$747,406	$657,238

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(Unaudited)

	Nine MonthsEnded	Six Months Ended	Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Net cash provided by operating activities	$33,336	$16,089	$44,333

Cash flows from investing activities:
Capital expenditures	(36,873)	(20,405)	(14,689)
Proceeds from disposals of property	9,769	13	3,975
Acquisition of Merix	(35,326)	(35,326)	–
Cash acquired in acquisition of Merix	13,667	13,667	–
Net cash used in investing activities	(48,763)	(42,051)	(10,714)

Cash flows from financing activities:
Repayments of borrowings under credit facilities	(14,200)	(10,000)	(15,500)
Borrowings under credit facilities	10,000	10,000	10,000
Repayments of 2013 Notes	(515)	(515)	–
Repayments of capital lease obligations	(139)	(58)	–
Distribution to noncontrolling interest	(783)	–	–
Financing and other fees	(2,294)	(2,223)	(447)
Repayment of 10.5% Senior Subordinated Notes	(105,904)	(105,904)	–
Change in restricted cash	105,734	105,734	–
Net cash used in financing activities	(8,101)	(2,966)	(5,947)

Change in cash and cash equivalents	(23,528)	(28,928)	27,672

Beginning cash	108,993	108,993	83,053
Ending cash	$85,465	$80,065	$110,725

See “notes to condensed consolidated financial statements” included in the Company’s Form 10-Q.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NET SALES AND BALANCE SHEET STATISTICS
(dollars in millions)
(unaudited)

	Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
Reported external net sales by segment
Printed Circuit Boards (a)	$208.9	81%	$195.7	82%	$85.2	70%
Assembly	50.4	19%	43.7	18%	35.9	30%
	$259.3	100%	$239.4	100%	$121.1	100%

(a) Excludes $57.8 sales reported by Merix Corporation during third quarter 2009.

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Sept. 30,	June 30,	Sept. 30,	3Q10 vs	3Q10 vs
	2010	2010	2009	2Q10	3Q09
Pro forma combined net sales by end market
Automotive	35%	35%	36%	10%	42%
Telecom	24%	25%	21%	4%	62%
I&I and Other	24%	23%	25%	13%	39%
Computer/Datacom	13%	13%	13%	7%	46%
Military/Aerospace	4%	4%	5%	0%	20%
	100%	100%	100%	8%	45%

	3Q10	2Q10	1Q10	4Q09	3Q09
Working capital metrics
Days’ sales outstanding	60.6	62.0	61.0	61.3	57.4
Inventory turns	8.4	8.8	9.7	8.3	7.7
Days’ payables outstanding	74.6	75.8	71.5	80.1	74.2
Cash cycle (days)	28.8	27.5	26.7	24.7	30.2

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF OPERATING INCOME
TO ADJUSTED EBITDA
(dollars in millions)
(Unaudited)

	Three Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009

Operating income	$25.8	$18.6	$1.1
Add-back:
Depreciation and amortization	14.9	14.9	12.8
Restructuring and impairment	–	2.4	0.6
Non-cash stock compensation expense	1.2	0.3	0.2
Costs relating to the merger	–	0.8	0.8
Adjusted EBITDA	$41.9	$37.0	$15.5

See “management’s discussion and analysis of financial condition and results of operations”
included in the Company’s Form 10-Q.